Exhibit 99.1

WD-40 Company Reports Second Quarter 2023 Financial Results

~  Foreign currency exchange headwinds continue to negatively impact reported results ~

 ~ Management updates previously issued fiscal year 2023 guidance ~

SAN DIEGO — April 6, 2023 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2023.

Financial Highlights and Summary

•

Total net sales for the second quarter were relatively constant at  $130.2 million compared to $130.0 million in the prior year fiscal quarter. Year-to-date total net sales were $255.1 million, a decrease of 4  percent compared to the prior year fiscal period of $264.7 million.

•

Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis, total net sales would have been $135.7 million for the second quarter and $270.1 million year-to-date.

•

Net income for the second quarter was $16.5 million, a decrease of 15 percent from the prior year fiscal quarter. Year-to-date net income was $30.5 million, a decrease of 20 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.21 in the second quarter, compared to $1.41 in the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.23 compared to $2.75 for the prior year fiscal period.

•

Gross margin percentage was 50.8 percent in the second quarter, compared to 50.4 percent in the prior year fiscal quarter. Year-to-date gross margin was 51.1 percent compared to 50.6 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 8 percent in the second quarter to $37.7 million compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses increased 6 percent to $77.7 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 7 percent in the second quarter to $6.0 million compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were up 1 percent to $11.3 million compared to the prior year fiscal period.

“While sales volumes in the second quarter were lighter than we anticipated, we continue to believe that most of our growth this fiscal year will be weighted toward the second half of the year,” said Steve Brass, WD-40 Company’s president and chief executive officer. “I am pleased to report that we have now made it through most of the price increase related disruptions and the prospects for revenue growth in the back half of the fiscal year are looking optimistic. I am happy to report that it’s looking like the month of March, though not yet fully finalized from an accounting perspective, will be a new record sales month for the company.”

“In the second fiscal quarter, while we saw double digit sales growth in our Americas segment which has already moved through price-increase related disruptions. Our EMEA and Asia-Pacific segments reported sales that were softer than we would like to see. The disruptions we have been experiencing in EMEA are due primarily to recent price-increase actions coupled with our loss of sales in Russia and Belarus. In our Asia-Pacific segment, we experienced some weaker economic conditions and pricing disruptions in our distributor markets.  However, we are expecting a strong comeback in both EMEA and Asia-Pacific in the second half of the fiscal year.”

“Although gross margin in the second quarter improved compared to the same period last year, there continues to be pressure on gross margin. Progress is seldom linear, and many factors are currently impacting gross margin. The good news is that we are beginning to see input costs stabilize and inventory levels come down. We are hopeful that this trend will persist, but it continues to be a dynamic environment. We remain confident that our plans to rebuild gross margin will enable us to restore our gross margin to 55 percent or higher,” Brass concluded.

Net Sales by Segment (in thousands):

	Three Months Ended February 28,				Six Months Ended February 28,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Americas	$62,890	$54,497	$8,393	15%	$120,904	$110,785	$10,119	9%
EMEA	46,809	54,063	(7,254)	(13)%	87,581	111,618	(24,037)	(22)%
Asia-Pacific	20,494	21,426	(932)	(4)%	46,601	42,329	4,272	10%
Total	$130,193	$129,986	$207	-	$255,086	$264,732	$(9,646)	(4)%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 48 percent; for EMEA, 36 percent; for Asia-Pacific, 16 percent.
•

Net sales in the Americas increased 15 percent in the second quarter due primarily to higher sales  of maintenance products in the United States, which increased 22 percent compared to the prior year fiscal quarter. Increased maintenance product sales were driven primarily by the impact of price increases,   increased production capacity and improved availability of certain products. These increases were partially offset by lower demand which resulted in decreased sales volume.    In Canada, sales increased 10 percent due to the favorable impact of price increases partially offset by unfavorable changes in foreign currency exchange rates and weaker economic conditions that resulted in lower levels of demand and decreased sales volume.  In Latin America, sales increased by 3 percent primarily due to higher sales in our direct market in Mexico as a result of increased distribution, successful promotional programs and price increases, as well as the favorable impact of changes in foreign currency exchange rates.  These favorable impacts were significantly offset by decreased sales volumes to marketing distributors in Latin America due to weaker economic conditions in certain regions that resulted in lower levels of demand.

•

Net sales in EMEA decreased 13 percent in the second quarter primarily due to changes in foreign currency exchange rates, which had an unfavorable impact on sales for the EMEA segment in the second quarter compared to the prior year fiscal quarter. On a constant currency basis, EMEA sales for the second quarter would have decreased by 4 percent compared to the prior fiscal year quarter. In addition, decreases in sales volume unfavorably impacted sales of maintenance products in the EMEA, which was significantly offset by the favorable impact of price increases we implemented over the last twelve months. Direct market sales were unfavorably impacted by a lower level of customer orders, partially due to weaker market and economic conditions,  which have led to reduced foot traffic in most regions and a lower level of promotional programs, partially offset by the favorable impact of price increases. Lower sales of maintenance products in the EMEA distributor markets were primarily attributable to the suspension in sales of our products to our marketing distributor customers in Russia and Belarus starting in March of 2022.

•

Net sales in Asia-Pacific decreased 4 percent in the second quarter primarily due to lower sales of maintenance products in the Asia-Pacific distributor markets, which decreased 11 percent in the second quarter compared to the prior year fiscal quarter. Lower sales of maintenance products in the Asia-Pacific distributor markets were primarily due to lower sales of WD-40®  Multi-Use Product driven by weaker market and economic conditions and distributors that had purchased product in advance of price increases implemented in December 2022, both of which lowered sales volumes in the second quarter of fiscal year 2023, particularly in Taiwan, Korea, Thailand and Malaysia. In China, sales remained relatively constant period over period. In Australia, sales increased by 6 percent primarily due to the favorable impact of price increases and successful promotional programs.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific sales would have decreased by 1 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28,				Six Months Ended February 28,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Maintenance products	$122,104	$121,901	$203	-	$238,416	$247,931	$(9,515)	(4)%
HCCP (1)	8,089	8,085	4	-	16,670	16,801	(131)	(1)%
Total	$130,193	$129,986	$207	-	$255,086	$264,732	$(9,646)	(4)%

(1)	Homecare and cleaning products (“HCCP”)

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, were relatively constant in the second quarter when compared to the prior year fiscal quarter. This is due to increased sales of maintenance products in the Americas segment from period to period, which were almost completely offset by decreased sales in the EMEA and Asia-Pacific segments.

•

Net sales of homecare and cleaning products were also relatively constant in the second quarter compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s strategic initiatives.

Dividend and Share Repurchase Update

As previously announced, WD-40 Company’s board of directors declared on March 21, 2023, a  regular quarterly dividend of $0.83 per share payable on April 28, 2023 to stockholders of record at the close of business on April  14, 2023.

On October 12, 2021, the Company’s board of directors approved a share buy-back plan that became effective on November 1, 2021. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During the period from November 1, 2021 through February 28, 2023, the Company repurchased 170,232 shares at a total cost of $34.8 million under this $75.0 million plan. During the second quarter, the Company repurchased 9,250 shares at a total cost of $1.6 million under this $75.0 million plan.

Updated Fiscal Year 2023 Guidance

The Company updated the following guidance for fiscal year 2023:

•	Net sales growth is projected to be between 3.5 and 7.5 percent with net sales expected to be between $535 million and $560 million.
•	Gross margin percentage for the full year is expected to be between 51 and 52 percent.
•	Advertising and promotion investments are projected to be between 5.0 and 5.5 percent of net sales.
•	The provision for income tax is expected to be around 21 percent.
•	Net income is projected to be between $64.5 million and $68.5 million.
•	Diluted earnings per share is expected to be between $4.80 and $5.00 based on an estimated 13.6 million weighted average shares outstanding.

This guidance is expressed in good faith and is based on management’s current view of anticipated results.

Net sales guidance was calculated using recent foreign currency exchange rates.  In constant currency, sales growth projection would be approximately 6.5 to 11.5 percent. This guidance does not include any future acquisitions or divestitures. Unanticipated inflationary headwinds, changes in foreign currency exchange rates, and other unforeseen events may further affect the Company’s financial results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and our financial results; changes in the political conditions or relations between the United States and other nations;  the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices.

The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of April 6, 2023. We undertake no obligation to revise or update any forward-looking statements.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022 which the company filed with the SEC on October 24, 2022, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2023, which the Company expects to file with the SEC on April 6, 2023.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40® Multi-Use Product, WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$37,992	$37,843
Trade and other accounts receivable, net	100,430	89,930
Inventories	108,565	104,101
Other current assets	16,442	17,766
Total current assets	263,429	249,640
Property and equipment, net	65,791	65,977
Goodwill	95,279	95,180
Other intangible assets, net	5,113	5,588
Operating lease right-of-use assets	8,095	7,559
Deferred tax assets, net	646	679
Other assets	11,984	9,672
Total assets	$450,337	$434,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,534	$32,852
Accrued liabilities	28,427	27,161
Accrued payroll and related expenses	11,912	11,583
Short-term borrowings	47,477	39,173
Income taxes payable	246	51
Total current liabilities	116,596	110,820
Long-term borrowings	108,309	107,139
Deferred tax liabilities, net	10,447	10,528
Long-term operating lease liabilities	6,381	5,999
Other long-term liabilities	11,332	11,185
Total liabilities	253,065	245,671

Commitments and Contingencies

Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value;
19,896,477 and 19,888,807 shares issued at February 28, 2023 and
August 31, 2022, respectively; and 13,578,346 and 13,602,346 shares
outstanding at February 28, 2023 and August 31, 2022, respectively	20	20
Additional paid-in capital	170,353	165,973
Retained earnings	464,641	456,076
Accumulated other comprehensive loss	(34,865)	(36,209)
Common stock held in treasury, at cost — 6,318,131 and 6,286,461
shares at February 28, 2023 and August 31, 2022, respectively	(402,877)	(397,236)
Total stockholders’ equity	197,272	188,624
Total liabilities and stockholders’ equity	$450,337	$434,295

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2023	2022	2023	2022

Net sales	$130,193	$129,986	$255,086	$264,732
Cost of products sold	64,115	64,468	124,753	130,744
Gross profit	66,078	65,518	130,333	133,988

Operating expenses:
Selling, general and administrative	37,690	34,819	77,674	73,242
Advertising and sales promotion	5,985	5,596	11,324	11,220
Amortization of definite-lived intangible assets	250	360	503	723
Total operating expenses	43,925	40,775	89,501	85,185

Income from operations	22,153	24,743	40,832	48,803

Other income (expense):
Interest income	51	21	95	46
Interest expense	(1,502)	(613)	(2,671)	(1,233)
Other income (expense), net	165	252	315	(77)
Income before income taxes	20,867	24,403	38,571	47,539
Provision for income taxes	4,341	4,895	8,048	9,476
Net income	$16,526	$19,508	$30,523	$38,063

Earnings per common share:
Basic	$1.21	$1.41	$2.24	$2.76
Diluted	$1.21	$1.41	$2.23	$2.75

Shares used in per share calculations:
Basic	13,583	13,679	13,586	13,773
Diluted	13,608	13,704	13,608	13,804

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2023	2022
Operating activities:
Net income	$30,523	$38,063
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,864	4,082
Net losses (gains) on sales and disposals of property and equipment	83	(123)
Deferred income taxes	(224)	367
Stock-based compensation	4,980	4,776
Unrealized foreign currency exchange gains	(1,820)	(110)
Provision for credit losses	53	(55)
Impairment of inventories	568	113
Changes in assets and liabilities:
Trade and other accounts receivable	(9,689)	(15,178)
Inventories	(4,159)	(20,482)
Other assets	(780)	(4,328)
Operating lease assets and liabilities, net	60	1
Accounts payable and accrued liabilities	(3,059)	9,624
Accrued payroll and related expenses	260	(12,356)
Other long-term liabilities and income taxes payable	287	(311)
Net cash provided by operating activities	20,947	4,083

Investing activities:
Purchases of property and equipment	(3,571)	(3,860)
Proceeds from sales of property and equipment	290	289
Net cash used in investing activities	(3,281)	(3,571)

Financing activities:
Treasury stock purchases	(5,641)	(18,165)
Dividends paid	(21,958)	(20,619)
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) from revolving credit facility	8,305	1,238
Shares withheld to cover taxes upon conversions of equity awards	(600)	(4,321)
Net cash used in financing activities	(20,294)	(42,267)
Effect of exchange rate changes on cash and cash equivalents	2,777	(884)
Net increase (decrease) in cash and cash equivalents	149	(42,639)
Cash and cash equivalents at beginning of period	37,843	85,961
Cash and cash equivalents at end of period	$37,992	$43,322